UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2007

CON-WAY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-5046	94-1444798
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 Campus Drive

Suite 300

San Mateo, CA 94403

(Address of principal executive offices, zip code)

(650) 378-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 21, 2007, Con-way Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. (the “Underwriter”), pursuant to which the Company agreed to issue and sell to the Underwriter $425,000,000 aggregate principal amount of its 7.25% Senior Notes due July 15, 2018 (the “Notes”). The Notes will be issued pursuant to an Indenture (the “Indenture”), dated December 27, 2007, by and between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by an Officer’s Certificate, dated December 27, 2007 (the “Officer’s Certificate”).

The Notes will bear interest at the rate of 7.25% per year. Interest on the Notes is payable on January 15 and July 15 of each year, beginning on July 15, 2008. The Notes will mature on January 15, 2018. Upon 30 days’ notice to holders of the Notes, the Company may redeem the Notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at redemption prices that include accrued and unpaid interest and a make-whole premium, as specified in the Indenture and Officer’s Certificate. The Indenture limits the ability of the Company to incur certain liens, or consolidate, merge or sell all or substantially all of its assets. The Notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding. The Indenture also contains customary event of default provisions. In the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of the Notes below an investment grade rating by any two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

The public offering price of the Notes was 99.993% of the principal amount. The Company expects to receive net proceeds (before expenses) of approximately $422.2 million and to use such net proceeds, together with cash on hand, to repay all amounts outstanding under the Company’s bridge loan facility, the proceeds of which were used to finance the Company’s recent acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc. (“CFI”).

The Notes were offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-148234) under the Securities Act of 1933, as amended, which became effective on December 21, 2007. The Company has filed with the Securities and Exchange Commission a prospectus supplement, dated December 21, 2007, together with the accompanying prospectus, dated December 21, 2007, relating to the offering and sale of the Notes.

For a complete description of the terms and conditions of the Underwriting Agreement, the Indenture, the Officer’s Certificate and the Notes, please refer to the Underwriting Agreement, the Indenture, the Officer’s Certificate and the form of Note, each of which is incorporated herein by reference and attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively.

The Underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. In particular, the Underwriter acted as one of the financial advisors to the Company in connection with the CFI acquisition, and an affiliate of the Underwriter is the administrative agent and lender under the Company’s bridge loan facility and will receive all of the net proceeds of the offering of the Notes in repayment of indebtedness under the Company’s bridge loan facility.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits

1.1	Underwriting Agreement, dated December 21, 2007, between Con-way Inc. and Goldman, Sachs & Co.

4.1	Indenture, dated as of December 27, 2007, by and between Con-way Inc., as issuer, and The Bank of New York Trust Company, N.A., as trustee.

4.2	Officer’s Certificate, dated December 27, 2007, establishing the terms and form of the Notes.

4.3	Form of Note (included in Exhibit 4.2 above).

5.1	Opinion Letter of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the Notes.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CON-WAY INC.

Date: December 27, 2007	By:	/s/ Jennifer W. Pileggi
	Name:	Jennifer W. Pileggi
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 21, 2007, between Con-way Inc. and Goldman, Sachs & Co.

4.1	Indenture, dated as of December 27, 2007, by and between Con-way Inc., as issuer, and The Bank of New York Trust Company, N.A., as trustee.

4.2	Officer’s Certificate, dated December 27, 2007, establishing the terms and form of the Notes.

4.3	Form of Note (included in Exhibit 4.2 above).

5.1	Opinion Letter of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the Notes.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).